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                                                            EXHIBIT 99


                   [CROWN NEWS RELEASE LETTERHEAD]



                                       Shareholder Inquiries:
                                       J. STEVEN WISE, Manager,
                                       Corporate & Government Affairs
                                       (410) 659-4859


FOR IMMEDIATE RELEASE
Baltimore, Maryland - AUGUST 24, 2000




         CROWN CENTRAL STOCKHOLDERS FAIL TO APPROVE MERGER WITH ROSEMORE

             CROWN CENTRAL CONTINUES TO EVALUATE STRATEGIC OPTIONS
                      AND ANNOUNCES INTERNAL INITIATIVES
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     Crown Central Petroleum Corporation (CNPa and CNPb on the American
Stock Exchange) announced today that, at a special stockholders' meeting held this morning, Rosemore, Inc.'s proposal to merge Crown into a subsidiary of Rosemore, in which the public stockholders of Crown would have received $9.50 per share in exchange for their Crown stock, failed to receive the required two-thirds vote. Accordingly, Crown announced that it has decided not to pursue a strategic transaction with Rosemore at this time and has terminated its merger agreement with Rosemore.

     Apex Oil Company, Inc., a Missouri corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, has said that it has proposed to buy all of Crown's outstanding stock at a price of $10.50 per share in cash in a tender offer. Crown has therefore requested Apex to present to Crown its definitive proposal to acquire all of Crown's stock for $10.50 per share in a fully financed, all-cash unconditional tender offer and to be able to commence its tender offer by September 29, 2000. Rosemore, Crown's controlling stockholder, has indicated that it would consider a credible, fully financed, all-cash offer for its Crown stock.

     Crown also stated that it will consider further postponing its annual meeting to allow Apex to pursue and complete its tender offer.

     If Apex does not commence a fully financed, all-cash unconditional tender offer for all Crown shares at $10.50 by September 29, 2000, Crown stated that it would cease actively trying to find a buyer for the Company, although it would continue to evaluate a broad range of strategic alternatives.

     Crown further announced that it will continue to focus on the objective of making the Company more profitable, less vulnerable to downward cycles in the petroleum refining market and better able to utilize those assets that Crown believes will best deliver long-term value to its business and its stockholders. Crown will focus principally on the following areas:

   (bullet) the strategic redirection of assets, including selected asset sales;

   (bullet) the evaluation of refinancing Crown's debt to increase the Company's financial flexibility; and

                                   -more-

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   (bullet)   the reduction of Crown's overhead and cost structure.

     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 327 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Products pipelines.

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